Filed pursuant to Rule 424(b)(3)

under the Securities Act of 1933, as amended
Registration Statement No. 333-117322
PROSPECTUS SUPPLEMENT DATED SEPTEMBER 10, 2004
(To Prospectus Dated August 20, 2004)

Countrywide Financial Corporation

OFFER TO EXCHANGE

Convertible Securities due 2031
and an Exchange Fee
for all of our outstanding
Liquid Yield Option TM Notes due 2031
Subject to the Terms and Conditions described in the Prospectus

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     You should read the following summary consolidated financial information in conjunction with the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto incorporated by reference into the Prospectus dated August 20, 2004 (as further amended or supplemented, the “Prospectus”), as supplemented by this Prospectus Supplement, from our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. See “Documents Incorporated by Reference” in the Prospectus. The consolidated statement of earnings data and consolidated selected balance sheet data set forth below for each of the years ended December 31, 2003 and 2002 are derived from, and are qualified by reference to, the consolidated audited financial statements and notes thereto incorporated by reference into the Prospectus. The consolidated statement of earnings data set forth below for the six months and three months ended June 30, 2004 and 2003, and the consolidated selected balance sheet data as of June 30, 2004 and 2003 are derived from, and are qualified by reference to, our condensed consolidated financial statements and notes thereto incorporated by reference into the Prospectus, which are unaudited but which, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such information. Interim results may not be indicative of results of the remainder of the year. Historical results are not necessarily indicative of our future results of operations or financial performance. For more complete financial information, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 at the SEC’s web site at http://www.sec.gov or otherwise as described under “Where You Can Find More Information” in the Prospectus.

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,

	2004	2003	2004	2003	2003	2002

	(In thousands, except per share data)
Statement of Earnings Data (1):
Revenues
Gain on sale of loans and securities	$1,277,331	$1,710,927	$2,635,998	$3,063,497	$5,890,325	$3,471,218
Interest income	1,074,326	805,167	2,124,076	1,447,289	3,342,200	2,253,296
Interest expense	(575,778)	(509,127)	(1,093,333)	(923,256)	(1,940,207)	(1,461,066)

Net interest income	498,548	296,040	1,030,743	524,033	1,401,993	792,230
Provision for loan losses	(19,747)	(7,222)	(40,528)	(14,825)	(48,204)	(26,565)

Net interest income after provision for loan losses	478,801	288,818	990,215	509,208	1,353,789	765,665

Loan servicing fees and other income from retained interests	802,632	692,910	1,559,413	1,296,169	2,804,338	2,028,922
Amortization of mortgage servicing rights	(569,977)	(557,274)	(983,659)	(919,774)	(2,069,246)	(1,267,249)
Recovery (impairment) of retained interests	1,179,127	(1,551,847)	183,482	(2,214,260)	(1,432,965)	(3,415,311)
Servicing hedge (losses) gains	(1,149,451)	748,081	(476,655)	754,442	234,823	1,787,886

Net loan servicing fees and other income (loss) from retained interests	262,331	(668,130)	282,581	(1,083,423)	(463,050)	(865,752)

Net insurance premiums earned	187,252	168,183	382,635	339,319	732,816	561,681
Commissions and other income	127,389	128,517	248,170	242,735	464,762	358,855

Total revenues	2,333,104	1,628,315	4,539,599	3,071,336	7,978,642	4,291,667

Expenses
Compensation expenses	770,090	652,718	1,450,754	1,232,629	2,590,926	1,771,287
Occupancy and other office expenses	164,111	142,793	331,982	270,335	586,648	447,723
Insurance claim expenses	83,752	85,851	168,427	173,949	360,046	277,614
Other operating expenses	172,317	125,631	321,642	248,533	595,250	452,020

Total expenses	1,190,270	1,006,993	2,272,805	1,925,446	4,132,870	2,948,644

Liquid Yield OptionTM is a trademark of Merrill Lynch & Co., Inc.

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,

	2004	2003	2004	2003	2003	2002

	(In thousands, except per share data)
Earnings before income taxes	1,142,834	621,322	2,266,794	1,145,890	3,845,772	1,343,023
Provision for income taxes	443,211	238,461	876,199	436,738	1,472,822	501,244

NET EARNINGS	$699,623	$382,861	$1,390,595	$709,152	$2,372,950	$841,779

Per Share Data (2):
Net earnings per share:
Basic	$1.25	$0.72	$2.49	$1.36	$4.44	$1.69
Diluted	$1.12	$0.68	$2.23	$1.30	$4.15	$1.62
Cash dividends declared per share	$0.08	$0.03	$0.15	$0.06	$0.15	$0.09
Weighted average shares outstanding:
Basic	559,766,000	530,064,000	557,866,000	520,580,000	533,920,000	498,960,000
Diluted	625,794,000	559,548,000	624,232,000	546,856,000	571,126,000	518,896,000

	June 30,		December 31,

	2004	2003	2003	2002

	(In thousands, except per share data)
Selected Balance Sheet Data at End of Period (1):
Assets:
Cash	$680,910	$601,851	$633,467	$613,280
Mortgage loans and mortgage-backed securities held for sale	19,545,868	35,770,125	24,103,625	15,042,072
Trading securities owned, at market value	9,122,511	5,959,751	6,996,699	5,983,841
Trading securities pledged as collateral, at market value	1,608,312	4,794,250	4,118,012	2,708,879
Securities purchased under agreements to resell	14,639,396	7,477,648	10,348,102	5,997,368
Loans held for investment, net	33,895,452	12,162,402	26,368,055	6,070,426
Investments in other financial instruments	7,508,044	13,766,178	12,761,764	10,901,915
Mortgage servicing rights, net	8,334,826	4,654,664	6,863,625	5,384,933
Premises and equipment, net	881,042	656,282	755,276	576,688
Other assets	7,537,074	5,970,229	5,029,048	4,779,129

Total assets	$103,753,435	$91,813,380	$97,977,673	$58,058,531

Liabilities:
Short-term debt	$41,342,537	$47,645,666	$51,830,250	$28,311,361
Long-term debt	26,412,753	17,163,413	20,131,623	14,145,014
Other	26,553,348	20,609,005	17,931,084	10,441,023

Total liabilities	$94,308,638	$85,418,084	$89,892,957	$52,897,398

Common Shareholders’ Equity	$9,444,797	$6,395,296	$8,084,716	$5,161,133

Book Value Per Share	$16.79

Notes:

(1)	Certain prior year amounts reflected in the Statement of Earnings Data and Selected Balance Sheet Data have been reclassified to conform to current year presentation.
(2)	Adjusted to reflect subsequent stock dividends and splits.

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,

	2004	2003	2004	2003	2003	2002

	(Dollar amounts in thousands)
Computation of Ratio of Earnings to Fixed Charges
Net earnings	$699,623	$382,861	$1,390,595	$709,152	$2,372,950	$841,779
Income tax expense	443,211	238,461	876,199	436,738	1,472,822	501,244
Interest expense	575,778	509,127	1,093,333	923,256	1,940,207	1,461,066
Interest portion ( 1/3) of rental expense	12,114	9,035	23,494	16,659	36,565	26,671

Earnings available to cover fixed charges	$1,730,726	$1,139,484	$3,383,621	$2,085,805	$5,822,544	$2,830,760

Fixed charges:
Interest expense	$575,778	$509,127	$1,093,333	$923,256	$1,940,207	$1,461,066
Interest portion ( 1/3) of rental expense	12,114	9,035	23,494	16,659	36,565	26,671

Total fixed charges	$587,892	$518,162	$1,116,827	$939,915	$1,976,772	$1,487,737

Ratio of earnings to fixed charges	2.94	2.20	3.03	2.22	2.95	1.90